Exhibit 99.1

[LOGO OF ONEOK]	Financial News

December 13, 2002	Contact: Weldon Watson
(918) 588-7158

ONEOK ANNOUNCES CLOSING ON SALE

OF MIDSTREAM ASSETS

Tulsa, Oklahoma – ONEOK, Inc., (NYSE:OKE) announced today that it has closed the sale of certain midstream assets to an affiliate of Mustang Fuel Corporation, a private, independent oil and gas company, headquartered in Oklahoma City. The purchase price was $92.5 million. The agreement to sell the assets was announced in October.

The assets located in North Central Oklahoma include three processing plants and related gathering systems and an interest in a fourth processing plant.

Funds from the sale were used to reduce ONEOK’s short-term debt. Since December 31, 2001, ONEOK’s total debt has been reduced by $576 million.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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